Exhibit 99.1

FOR IMMEDIATE RELEASE

TWL CORPORATION ANNOUNCES FORMER SENIOR OFFICER OF ACTIVISION (ATVI) ELECTED PRESIDENT
FOUNDER AND INDUSTRY PIONEER REJOINS COMPANY AS CEO
 FORMER MORGAN STANLEY AND WHITE HOUSE EXECUTIVE JOINS BOARD
FORMER GOLDMAN, SACHS BANKER ELEVATED TO CHAIRMAN

CARROLLTON, Texas – May 15, 2008 – TWL Corporation (TWLO.OB, www.twlk.com), a leading provider of workplace training and information content for business and government organizations, made several important announcements today.

On May 8, 2008, Danny Hammett, former EVP, Activision has been elected as President of the Company.  Mr. Hammett was President of Activision Value Publishing, managing a $700 million global publishing operation with 3 operating divisions overseeing six worldwide offices.

Phyllis Farragut, a Director and co-founder of the company, was appointed as Chief Executive Officer.  Ms. Farragut guided the company through its initial public offering and eventual sale to Primedia for $425 million in 1996.

Laird Q. Cagan, a Director, was appointed as Chairman of the Board.  Mr. Cagan, a former Goldman, Sachs banker who founded Cagan McAfee Capital Partners, a Silicon Valley-based merchant bank, currently serves on the boards of five public companies including: Evolution Petroleum (EPM), Pacific Asia Petroleum (PFAP) and the Company.  Furthermore, Richard G. Thau, a Director, was appointed Secretary of the Company and resigned as Lead Director.

Mr. Dennis Cagan was appointed executive Vice Chairman on May 8th and will no longer hold the positions of President, CEO and Chairman.  He will remain with the company full-time and in this new position Mr. Cagan will be responsible for investor relations, public relations, long-term company strategy and vision, strategic alliances and partnerships and a variety of business development initiatives.

As the new CEO, Phyllis Farragut stated, “I am enthusiastic about the prospects of returning the company to its former level of success.  Working with Danny Hammett we will take our first steps toward this by launching new simulation training products for fire, law enforcement and emergency medical professionals in the second and third quarters of this calendar year.”

Further, on May 3, 2008, Ms. Mary Losty was appointed as a director of the Company. Ms. Losty was already a shareholder in TWL, and is currently the General Partner at Cornwall Asset Management, LLC, a portfolio management firm located in Baltimore, Maryland, where she is responsible for the firm's investment in numerous companies. Ms. Losty's prior experience includes working as a portfolio manager at Duggan & Associates and as an equity research analyst at M. Kimelman & Company. Prior to that she worked as an investment banker at Morgan Stanley and Co., and for several years prior to that she was the top aide to James R. Schlesinger, a five-time U.S. cabinet secretary. Ms. Losty received both her B.S. and Juris Doctorate degrees from Georgetown University, the latter with magna cum laude distinction. She is a member of the American Bar Association and a commissioner for Cambridge, Maryland's Planning and Zoning Commission. Ms. Losty also sits on the board of directors of the American Board of the United Nations University for Peace, an institution which enjoys the exclusive status of being sanctioned by all 192 member states of the United Nations.   She is also a Director of Procera Networks, Inc. (AMEX: PKT).

Laird Cagan, the new Chairman noted, “Mary is a wonderful addition to our Board.  She provides us with vital critical thinking and enormous experience in the governance of microcap public companies.  As an investor in TWL she is well aligned with the goals and objectives of our shareholders and shares management’s excitement about the company’s vision and potential.”

The Company also announced that on May 3, 2008 the Board of Directors has accepted the resignations of three Directors.  Doug Cole, David Batstone and William Jobe resigned from the Company’s Board of Directors.  Dennis Cagan, the new Vice Chairman stated, “There were no disagreements between the Company and these gentlemen.  We are very grateful for their service and contributions.  We simply wanted to streamline the Board and provide the opportunity to add new Directors who fit well with the company’s continuing recovery and newer strategic initiatives.”
As previously reported on Form 8-K filed with the Securities and Exchange Commission on April 3, 2006, on March 31, 2006 the company entered into a Securities Purchase Agreement with certain accredited investors for the issuance of up to an aggregate of $8,500,000 in face amount of 15% Senior Secured Convertible Debentures.  On April 28, 2008, the Company issued an additional face amount of $500,000 in Debentures and on May 13, 2008 issued an additional face amount of $300,000 in Debentures.

Additionally, since March 1, 2008, the Company has raised $2,000,000 in investor proceeds. These financings were comprised of $800,000 in Subordinated Debentures as well as $1,200,000 in sales of Common Stock.

About TWL Corporation and its primary operating subsidiary TWL Knowledge Group, Inc.

TWL Corporation (TWLO.OB), through its subsidiary TWL Knowledge Group, Inc., is a leading global provider of integrated workplace learning solutions for skill development, compliance, safety, and emergency preparedness in the workplace.  Since 1986, the TWL Knowledge Group has met the training and education needs of more than 8 million professionals in the industrial, healthcare, automotive, fire & emergency, government, law enforcement, and the private security markets.

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The following are some of the products and respected brands under TWL Knowledge Group:
•	FETN™ - Fire and Emergency Training Network
•	Everybody Goes Home™ - FETN Training Simulation
•	LETN™ - Law Enforcement Training Network
•	CBP-TV™ - Customs and Border Protection Television Network
•	HSTN™ Health and Science Television Network
•	Trinity Healthforce Learning™
•	PULSE™
•	American Heat™
•	PSTN™ - Professional Security Training Network
•	Homeland One™

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Contacts:

Dennis Cagan
(972) 309-5555
dennis.cagan@twlk.com

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